EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the fiscal year ended December 31, 2015 of Gold Standard Ventures Corp. of our report dated March 30, 2016, relating to the consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014.

/s/ “DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 30, 2016